                                                                     EXHIBIT 7.8

                         Form of Put Right Certificate

The Put Rights evidenced by this Certificate were originally issued on November 24, 1999 and have not been registered or qualified under the Securities Act of 1933, as amended, or any state securities laws, and may not be sold or transferred unless (A) the same number of shares of Put Stock (as defined herein) underlying the Put Rights so transferred are concurrently transferred to the same transferee and (B) such Put Rights or Put Stock (as defined herein) underlying such put rights so transferred are registered or qualified pursuant to such Act and applicable state securities laws or an exemption therefrom under said Act or such applicable State securities laws is available.

The Put Rights evidenced by this Certificate are subject to certain restrictions on transfer and certain rights specified in this Put Right Certificate and in the Securities Agreement dated as of November 24, 1999, as amended from time to time, between Nexell Therapeutics Inc. and the original holder of this Certificate and the other parties that are signatories thereto, a copy of which will be mailed to any requesting Holder by Nexell Therapeutics Inc. within five days of written request therefor.

The Put Rights evidenced by this Certificate expire at 5:00 p.m., New York, New York Time, on November 24, 2004 (or at such earlier time as may be prescribed by Section 7 hereof) and may not be exercised after such date.



Certificate No. R-___                                      __________ Put Rights

Date: _____________________                                       PPN 65332H 5#7


     In Witness Hereof, the undersigned, Baxter International Inc., a Delaware corporation ("Baxter"), hereby certifies and agrees that _______________________________, or registered assigns (the "Holder"), is the owner of the number of Put Rights set forth above (the "Put Rights"), each of which entitles the Holder to cause Baxter to purchase for cash from the Holder the Put Stock (as defined herein) of Nexell Therapeutics Inc., a Delaware corporation ("Nexell"), at the Purchase Price (as defined herein) during the Exercise Period (as defined herein).

     Section 1. Definitions. Capitalized terms used herein, unless otherwise defined, shall have following meanings:

     "Acceptable Acquiring Company" shall mean a corporation (a) engaged in the health care business, (b) whose common stock is at the time listed on a national securities exchange or traded

                                   EXHIBIT B
                           (to Securities Agreement)
on the NASDAQ National Market and is current in its periodic reporting with the Securities and Exchange Commission and (c) which has annual revenues of at least $500,000,000 and a market capitalization of at least $2 billion.

     "Affiliate" shall mean any Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Holder, (b) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Holder or (c) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Holder. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "Approved Significant Transaction" is defined in Section 7(c)(iii).

     "Closing Date" shall mean the date on which the transactions contemplated by the Securities Agreement were consummated, which date is November 24, 1999.

     "Competitive Business Line" shall mean either (a) the business of cellular therapy or the development of health care products involving cellular therapy or
(b) the sale, marketing or manufacture of medical devices for use in the health care industry.

     "Competitor" shall mean (a) any Person which is engaged in a Competitive Business Line or (b) any Person which at the time owns more than forty percent (40%) of the Voting Stock of such Competitor and in connection therewith exercises control over management of a Person that is engaged in a Competitive Business Line, provided in any event that:

            (i) the provision of investment advisory services by a Person to a Plan which is owned or controlled by a Person which would otherwise be a Competitor shall not in any event cause the Person providing such services to be deemed to be a Competitor;

            (ii) in no event shall an Institutional Holder be deemed a Competitor unless such Institutional Holder owns or holds more than 50% of the Voting Stock of, and in connection therewith exercises control over management of, a Person that is engaged in a Competitive Business Line;

            (iii) in no event shall an Institutional Holder be deemed a Competitor if such Institutional Holder is a pension plan sponsored by a Person which would otherwise be a Competitor but which is a regular investor in privately placed securities and such pension plan has established procedures which will prevent confidential information supplied to such pension plan by the Company from being transmitted or otherwise made available to such plan sponsor; and

            (iv) an Institutional Holder that would otherwise be deemed a Competitor pursuant to the foregoing provisions of this definition by virtue of its ownership or control as a portfolio investment of the equity securities of any Person primarily engaged in a

     Competitive Business Line, shall not be deemed a Competitor if such Institutional Holder has established procedures which will prevent confidential information supplied to such Institutional Holder by the Company from being transmitted or otherwise made available to such Person.

     "Institutional Holder" shall mean (a) any original Holder of Put Right Certificates and (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

     "Overdue Rate" means that rate of interest that is 1% over the rate of interest publicly announced by Citibank, N.A. in New York, New York (or its successors) as its "base" or "prime" rate.

     "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, limited liability company or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     "Put Stock" shall mean the capital stock of Nexell that Baxter is required to purchase upon exercise of the Put Rights evidenced by this Put Right Certificate and the other similar Put Right Certificates issued in connection with the Securities Agreement. Initially, the Put Stock shall be the shares of Series B Cumulative Convertible Preferred Stock, $0.001 par value, of Nexell issued concurrently with the Put Right Certificates on the Closing Date. The Put Stock may be adjusted from time to time for any of the events set forth in
Section 8. Neither the Class A Warrants nor the Class B Warrants of Nexell issued pursuant to the Securities Agreement shall constitute "Put Stock."

     "Required Holders" shall mean the holder or holders of not less than 10% in interest of the Put Stock at the time outstanding.

     "Securities Agreement" shall mean the Securities Agreement, dated as of November 24, 1999, between Nexell and the purchasers named therein pursuant to which this Put Right Certificate, the Put Stock and certain warrants to purchase common stock of Nexell were issued and sold.

     "Subsidiary" shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

     "Voting Stock" shall mean securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

      Section 2. Grant of Put Right. Baxter hereby grants to the Holder the
Put Rights evidenced by this Put Right Certificate to cause Baxter to purchase all (but not less than all) of the Put Stock held at the time of exercise by such Holder and then held by all of such Holder's Affiliates at any time during the period beginning at 9:00 a.m. (New York, New York time) on November 24, 2002 and ending at 5:00 p.m. (New York, New York time) on November 24, 2004 (the "Exercise Period") for an aggregate cash purchase price (the "Purchase Price") as calculated pursuant to Section 4(b) below. Baxter agrees to so purchase from the Holder, upon exercise of the Put Rights, the Put Stock for the Purchase Price.

      Section 3. Method of Exercise. The Holder may exercise the Put Rights hereby granted to it on any date during the Exercise Period by executing and delivering to Baxter (i) a written notice of exercise (the "Exercise Notice"),
(ii) a copy of this Put Right Certificate, and (iii) a copy of the Put Stock certificates representing all of the Put Stock held by such Holder to be purchased by Baxter, duly endorsed for transfer or accompanied by a duly executed instrument of assignment at the office for notices to Baxter as prescribed in Section 20. The original certificates representing the Put Stock shall be delivered to Baxter at the time of payment by Baxter of the Purchase Price. Baxter agrees that, within ten (10) business days after receiving the Exercise Notice, it will notify all other holders who have outstanding Put Rights with respect to any Put Stock that Baxter has received such Exercise Notice.

      Section 4. Payment of Purchase Price. (a) On or before the 30th day (or pursuant to Section 10(d), the 46th day) after receipt of the Exercise Notice (the "Payment Date"), Baxter agrees that it shall pay in full the Purchase Price to the exercising Holder by Federal wire transfer of immediately available funds to an account, or by such other reasonable means, specified by the Holder in the Exercise Notice.

      (b) The Purchase Price to be paid by Baxter shall be an amount equal to
(i) $1000.00 per share of Put Stock to be purchased (subject to adjustment as provided in Section 8) multiplied by the rate of 105.91% per annum (computed on the basis of a 360-day year of twelve 30-day months), compounded semi-annually for the period beginning on the Closing Date to and including the date on which the Purchase Price is paid, less (ii) an amount equal to the product of (A) the aggregate amount of cash dividends received by the Holder in respect of each such share during the same period and (B) 0.50.

      (c) Baxter may elect to cause one of its Subsidiaries to purchase the Put Stock. In such event, upon written notice to the Holder, Baxter will cause full payment to be made by such Subsidiary to the Holder and the Holder shall make delivery of the original certificates to such Subsidiary upon receipt of the payment of the Purchase Price, thus satisfying the obligations of both Baxter and the Holder under this Section 4. Notwithstanding the foregoing, the election by Baxter to cause a Subsidiary to purchase the Put Stock shall not relieve Baxter of its obligations as the primary obligor under this Put Right Certificate.

      Section 5. Default by Baxter. The performance by Baxter of the obligations set forth herein shall not be excused by reason of any failure by Baxter to have sufficient funds required to satisfy said obligations or by reason of any restriction, whether direct or indirect, and of whatever nature, on the ability of Baxter to satisfy said obligations. Without limiting the foregoing, any amounts payable hereunder in respect of the Put Rights shall bear interest at the Overdue Rate, compounded semi-annually, from the Payment Date to, but not including, the date of actual payment thereof. In the event and to the extent that Baxter shall fail, for any reason, to satisfy any obligation hereunder, in addition to any other rights and remedies the Holder may have at law or in equity, the Holder shall retain its position as a holder of the Put Stock with full right to exercise its rights as a holder of the Put Stock without regard to having previously sent an Exercise Notice to Baxter.

      Section 6. Transfer Restrictions. (a) Subject to the further provisions of this Section 6, the Put Rights evidenced by this Put Right Certificate may be transferred or assigned by the Holder in whole or in part and from time to time.

      (b) The Put Rights evidenced by this Put Right Certificate may not be transferred by the Holder except upon the concurrent transfer to the same transferee of the number of shares of Put Stock underlying the Put Rights so transferred (the "Underlying Put Stock"). Any purported transfer of Put Rights without the concurrent transfer of such number of Underlying Put Stock to the same transferee shall be deemed invalid and of no force or effect.

      (c) This Put Right Certificate shall not be transferable or assignable to any Competitor of Baxter or of Nexell. Any purported transfer of Put Rights to a Competitor shall be deemed invalid and of no force or effect.

      (d) The Put Rights evidenced by this Put Right Certificate shall not be transferable or assignable in part in denominations of less than 5% of the aggregate number of all shares of Put Stock at the time outstanding (or such lesser amount as shall constitute the Holder's entire investment in the Put Stock).

      (e) This Put Right Certificate shall not be transferable or assignable unless a registration statement with respect hereto has become effective under the Securities Act of 1933, as amended, or any applicable state securities laws, or unless an exemption from such registration is available with respect hereto.

      Section 7.  Termination.  The Put Rights evidenced by this Put
Right Certificate and all of the rights and obligations of the parties hereunder shall terminate upon the earliest to occur of:

            (a)  November 24, 2004;

            (b) with respect to each Put Right, the date on which the Holder converts the Put Stock underlying such Put Right evidenced by this Put Right Certificate into shares of Nexell's common stock; and

          (c) the effective date of any merger, consolidation or reorganization of Nexell in which Nexell is not the surviving entity (a "Significant Transaction") and:

                (i) the Holder of this Put Right Certificate receives cash or cash equivalents in respect of 100% of the Put Stock underlying the Put Rights evidenced by this Put Right Certificate in an amount greater than (A) in the case of a Significant Transaction occurring on or prior to November 24, 2002, $4.26 per share of common stock of Nexell issuable upon conversion of the Put Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations and similar events) and (B) in the case of a Significant Transaction occurring after November 24, 2002 and on or prior to November 24, 2004, $4.95 per share of common stock of Nexell issuable upon conversion of the Put Stock (as so adjusted); or

                (ii) the Holder of this Put Right Certificate receives common stock (or equivalent equity interests) of an Acceptable Acquiring Company in respect of 100% of the Put Stock underlying the Put Rights evidenced by this Put Right Certificate valued (as provided below) at greater than (A) in the case of a Significant Transaction occurring on or prior to November 24, 2002, $4.26 per share of common stock of Nexell issuable upon conversion of the Put Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations and similar events) and (B) in the case of a Significant Transaction occurring after November 24, 2002 and on or prior to November 24, 2004, $4.95 per share of common stock of Nexell issuable upon conversion of the Put Stock (as so adjusted); such valuation shall be
          (x) determined, at the expense of Nexell, by an independent investment banking firm selected by Nexell and reasonably satisfactory to the holders of 66-2/3% or more of the Put Stock then outstanding and (y) delivered in writing to all Holders of the Put Rights prior to the effective date of such Significant Transaction; or

                (iii) in connection with a Significant Transaction where neither (i) nor (ii) above applies, the Holder of this Put Right Certificate receives such consideration in respect of 100% of the Put Stock underlying the Put Rights evidenced by this Put Right Certificate as shall be approved by the holders of 75% or more of the Put Stock then outstanding (an "Approved Significant Transaction").

      Section 8. Dilution Adjustments. If, at any time or times after the original issuance of this Put Right Certificate on the Closing Date, Nexell shall (a) declare a dividend on the Put Stock payable in shares of its capital stock, (b) subdivide the outstanding Put Stock, (c) combine the outstanding Put Stock into a smaller number of shares of Put Stock or (d) issue any shares of capital stock or other securities of Nexell or another company in exchange for the Put Stock (whether by reason of merger, consolidation, recapitalization, reclassification, reorganization, split-up, combination of shares or otherwise), then the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, merger, consolidation, recapitalization, reclassification or reorganization, and the number and kind of Put

Stock (or other shares of capital stock or other securities) subject to such Put Rights on such date, shall be proportionately adjusted so that upon the exercise by the Holder of the Put Rights evidenced by this Put Right Certificate, Baxter shall be required to purchase the aggregate number and kind of Put Stock (or other shares of capital stock or other securities) upon payment of the Purchase Price which, if such Put Rights had been exercised immediately prior to such date and at a time when the Put Stock transfer books of Nexell were open, Baxter would have owned upon such exercise and payment, or have been entitled to receive, by virtue of such dividend, subdivision, combination, merger, consolidation, recapitalization, reclassification or reorganization. Not fewer than 30 days prior to the record date for any such dividend or the effective date for any such subdivision, combination, merger, consolidation, recapitalization, reclassification or reorganization, Nexell shall send to the Holder and to Baxter a certificate signed by its chief financial officer (i) setting forth in reasonable detail a description of such dividend, subdivisions, combination, merger, consolidation, recapitalization, reclassification or reorganization and all adjustments to be made pursuant to this Section 8 to the Purchase Price and to the number and kind of Put Stock (or other shares of capital stock or other securities) subject to the Put Rights evidenced by this Put Right Certificate and (ii) referencing this Section 8 and the right of Baxter and the Required Holders to challenge such adjustments within 30 days following receipt of such officer's certificate in the manner set forth in the following sentence. The adjustments set forth in such officer's certificate shall be binding on Nexell, Baxter and the Holder unless, within 30 days following receipt of such officer's certificate, either Baxter or the Required Holders shall notify Nexell and each of the Holders of Put Right Certificates or Baxter, as applicable, of its or their disagreement with such adjustment, in which event such adjustments shall be determined (at the expense of Nexell) by a firm of independent certified public accountants of recognized national standing selected by Nexell and reasonably satisfactory to Baxter and the holders of more than 66-2/3% in interest of the Put Stock at the time outstanding and shall be set forth in a separate report from such accountants delivered promptly to Nexell, the Holders and Baxter following the determination by such accountants.

      Section 9. Status of Purchased Put Stock. The Put Stock shall be deemed to be issued and outstanding for purposes of this Put Right Certificate and for all other purposes until such time as Baxter shall deliver to the Holder the Purchase Price as provided in Section 4, after which time the Put Stock shall be deemed to have been acquired by Baxter. Upon acquisition by Baxter, the Put Stock shall be deemed owned and held by Baxter and shall remain outstanding for all purposes.

      Section 10. Purchase of Put Right Certificates. Baxter will not, directly or indirectly, through any subsidiary or affiliate or otherwise, purchase or make any offer to purchase any of the Put Right Certificates, unless the offer has been made to repurchase the Put Right Certificates pro rata from all Holders thereof at the same time and at the same price and upon the same terms. Upon the exercise of all or any portion of any Put Right Certificate and complete performance by Baxter pursuant thereto, such Put Right Certificate or portion thereof as exercised shall be cancelled and Baxter shall have no status for any purpose as a Holder of any Put Right Certificate.

      Section 11. Representations and Warranties of Baxter. Baxter hereby represents and warrants to the Holder that, on the date this Put Right Certificate is issued:

          (a) The execution and delivery of this Put Right Certificate and compliance by Baxter with all of the provisions hereof (i) are within the corporate powers of Baxter, (ii) have been duly authorized by all necessary corporate action on the part of Baxter, and (iii) are legal and will not conflict with nor result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon any property of Baxter under the provisions of, any loan agreement, charter instrument, by-law or other agreement or instrument to which Baxter is a party or by which it may be bound or to which any of its properties may be subject.

          (b) This Put Right Certificate has been duly executed and delivered by Baxter and constitutes the legal, valid and binding obligation of Baxter enforceable in accordance with its terms.

          (c) The Put Agreement dated as of November 24, 1999 between Nexell and Baxter is in full force and effect, all conditions precedent required by Baxter to the issuance of this Put Right Certificate as provided in the Put Agreement have been satisfied without waiver and no default under the Put Agreement has occurred.

          (d) There will be provided to Baxter a substantial economic benefit and adequate consideration for the execution and delivery of this Put Right Certificate because, among other reasons, a portion of the proceeds from the original issuance of the Series B Preferred Stock will be used by Nexell to prepay in full certain 6-1/2% subordinated debentures of Nexell held by Baxter and because Baxter owns other capital stock in Nexell.

          (e) Neither the nature of Baxter, its business or property, nor any relationship between Baxter and any other Person, nor any circumstances in connection with the execution and delivery of this Put Right Certificate or the purchase of the Put Stock required hereunder is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any stock exchange on the part of Baxter in connection with the execution, delivery and performance hereof, except that notification may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the actual purchase of the Put Stock. In the event that any notification is required under the HSR Act in connection with the purchase by Baxter of the Put Stock, or in the event any other consent, approval or authorization of, or declaration or filing with, or other action by, any person (including, without limitation, any governmental authority) is required after the date hereof as a condition precedent to the performance by Baxter of this Put Right Certificate and/or the purchase by Baxter of the Put Stock, upon the exercise by the Holder in accordance with the terms hereof, then each of Baxter, Nexell and, at the request of Baxter, the Holder shall use its reasonable best efforts to obtain the same not later than the date upon which Baxter is obligated to perform its obligations hereunder; provided that Baxter shall pay all out-of-pocket expenses incurred by the Holder in connection therewith. If any such condition precedent cannot be satisfied or rendered inapplicable to such performance or purchase on or prior to the 45th day following the exercise of the Put Right evidenced by this Put Right Certificate in accordance with

     Section 3, then (i) on the 46th day following such exercise, Baxter shall pay (in accordance with Section 4) the Purchase Price with respect to the Put Stock as to which the Put Rights have been so exercised and (ii) from and after such date, the Holder shall, at Baxter's sole direction, deposit such Put Stock in an escrow, a voting trust or other similar arrangement, hold such Put Stock in trust for the benefit of Baxter or otherwise hold or dispose of such Put Stock at Baxter's sole written direction and hold or distribute the proceeds of any sale, redemption or other disposition of such Put Stock at Baxter's sole written direction; provided that Baxter shall pay all out-of-pocket expenses incurred by such Holder in connection therewith and shall indemnify such Holder from all claims which might be made against such Holder in following Baxter's directions pursuant to this
     Section 11(d).

     Section 12. Notice Not Required. Baxter hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any shares of Put Stock be brought against Nexell or that resort be had to any direct or indirect security for the Put Stock or any other remedy before proceeding hereunder against Baxter. The liability of Baxter hereunder shall, to the fullest extent permitted by law, in no way be affected or impaired by any acceptance by the Holder of any direct or indirect security for, or other guaranties of, any indebtedness, liability or obligation of Nexell or any other person to the Holder or by any failure, delay, neglect or omission by the Holder to realize upon or protect any such indebtedness, liability or obligation or any shares of Put Stock or other instrument evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver or other action taken, or omitted to be taken, by the Holder. Baxter hereby waives any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that Baxter shall at all times be bound by this Put Right Certificate and remain liable hereunder.

     Section 13. Nature of Obligations. (a) The obligations of Baxter under this Put Right Certificate and the rights of the Holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, are absolute, unconditional and irrevocable and shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim, reduction or deduction whatsoever.

     (b) The obligations of Baxter hereunder shall be binding upon Baxter and its successors and assigns, and shall, to the fullest extent permitted by law, remain in full force and effect irrespective of:

         (1) the genuineness, validity, regularity or enforceability of the Put Stock or any other instruments relating thereto or any of the terms of any thereof, the continuance of any obligation on the part of Nexell or any other person on the Put Stock or the power or authority or the lack of power or authority of Nexell to issue the Put Stock or execute and deliver the Certificate of Designation or the Securities Agreement or to perform any of its obligations thereunder or the existence or continuance of Nexell or any other person as a legal entity; or

            (2) any default, failure or delay, willful or otherwise, in the performance by Nexell or any other person of any obligations of any kind or character whatsoever of Nexell or any other person (including, without limitation, the obligations and undertakings of Nexell or any other person under the Put Stock, the Certificate of Designation, the Securities Agreement or otherwise); or

            (3) any creditors' rights, bankruptcy, stay, receivership or other insolvency proceeding of Nexell or any other person or in respect of the property of Nexell or any other person or any merger, consolidation, reorganization, dissolution, liquidation or winding up of Nexell or any other person; or

            (4) impossibility or illegality of performance on the part of Nexell or any other person of its obligations under the Put Stock, the Certificate of Designation, the Securities Agreement, or any other instruments; or

            (5) in respect of Nexell or any other person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to Nexell or any other person, or other impossibility of performance through action of any Federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of Nexell or any other person and whether or not of the kind hereinbefore specified; or

            (6) the failure of Baxter to receive any benefit from or as a result of its execution, delivery and performance of this Put Right Certificate; or

            (7) any assignment, sale, transfer or other disposition by Baxter of all or any portion of its investment in the capital stock of Nexell, except any such transaction which expressly results in the termination of the Put Rights as provided in Section 7(c); or

            (8) any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to Baxter of failure of Nexell or any other person to keep and perform any obligation, covenant or agreement under the terms of the Put Stock, the Certificate of Designation, the Securities Agreement, or failure to resort for payment to Nexell or to any other person or to any guaranty or to any property, security, liens or other rights or remedies; or

            (9) any defense whatsoever that Nexell or any other person might have to the obligations in respect of the Put Stock or to the performance or observance of any of the provisions of the Certificate of Incorporation, whether through the satisfaction or purported satisfaction by Nexell or any other person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise; or

            (10) any act or failure to act with regard to the Put Stock, the Certificate of Designation, the Securities Agreement or anything which might vary the risk of Baxter; or

            (11) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Baxter in respect of the obligations of Baxter under this Put Right Certificate;

provided, however, that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Put Right Certificate that the obligations of Baxter shall be absolute and unconditional and shall not be discharged, impaired or varied except on the terms expressly provided in this Put Right Certificate.

     Section 14. Rank of Obligation. The obligations of Baxter under this Put Right Certificate rank pari passu in right of payment with all other indebtedness (actual or contingent) of Baxter which is not secured or the subject of any statutory trust or preference or which is not expressly subordinated in right of payment to any other indebtedness.

     Section 15. Expenses. Baxter agrees to pay directly all of the expenses of the Holder (a) in connection with any amendments, waivers or consents requested by Baxter pursuant to the provisions of this Put Right Certificate including those resulting from any work-out, renegotiation or restructuring relating to the performance by Baxter of its obligations under this Put Right Certificate and all related costs and expenses (including, without limitation, reasonable attorney fees, but excluding internal legal costs and expenses allocated by a Holder to such matters) (b) incurred in enforcing or defending any rights under or in respect of this Put Right Certificate (excluding internal legal costs and expenses allocated by a Holder to such matters), provided that Baxter shall only be required to pay such expenses if the Holder enforcing or defending its rights hereunder shall prevail in the proceedings arising from such enforcement or defense.

     Section 16. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Put Right Certificate, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the laws of any other jurisdiction. Any legal action or proceeding with respect to this Put Right Certificate or any document related hereto shall be brought in the courts of the State of New York sitting in the County of New York or of the United States of America for the State of New York sitting in the County of New York or in the courts of the State of Illinois sitting in the County of Cook or of the United States of America for the State of Illinois sitting in the Northern District of Illinois, and, by execution and delivery and/or acceptance of this Put Right Certificate, Baxter, Nexell and the Holder of this Put Right Certificate each hereby accepts the non-exclusive jurisdiction of the aforesaid courts.

     In addition, Nexell, Baxter and the Holder hereby irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Put Right Certificate or any document related hereto brought in any of the aforesaid courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Baxter, Nexell and the Holder hereby irrevocably waive all right to a trial by jury in any suit, action or other proceeding instituted by or against it in respect of its obligations hereunder or the transactions contemplated hereby.

     Section 17. Amendment and Waiver. This Put Right Certificate may be amended, and the observance of any term hereof may be waived, with and only with the written consent of Baxter, Nexell and the Holder. Any amendment or waiver consented to as provided above shall be binding upon Baxter, Nexell, the Holder and each future Holder hereof. No such amendment or waiver will extend to or affect any obligation, covenant, agreement or default not expressly amended or waiver or impair any right consequent thereto. No course of dealing between Baxter, Nexell and the Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Holder.

     Section 18. Exchange of Put Right Certificates. At any time and from time to time prior to the expiration or termination of the Put Rights evidenced by this Put Right Certificate, upon surrender by the Holder of this Put Right Certificate at the principal offices of Baxter in Deerfield, Illinois (with the assignment or, as the case may be, partial assignment form at the end hereof duly executed, as applicable), Baxter will deliver in exchange therefor, at Baxter's reasonable expense, a new Put Right Certificate or Put Right Certificates of like tenor and date evidencing the Put Rights entitling such Holder or such Holder's transferee to cause Baxter to purchase a like aggregate number of shares of Put Stock as the Put Rights evidenced by the surrendered Put Right Certificate or Put Right Certificates shall have entitled such Holder to cause Baxter to purchase.

     Section 19. Registered Certificate. Baxter shall keep at its principal executive office a register for the initial registration and registration of transfers of the Put Right Certificates. The name and address of each holder of one or more Put Right Certificates, each transfer thereof and the name and address of each transferee of one or more Put Right Certificates shall be registered in such register. Prior to due presentment for registration of transfer, the person in whose name any Put Right Certificate shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and Baxter shall not be affected by any notice or knowledge to the contrary. Baxter shall give to the Holder promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Put Right Certificates.

     Section 20. Notices. All notices and other communications provided for hereunder shall be in writing and, if to the Holder of this Put Right Certificate, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to the address of such Holder appearing on Schedule I to the Securities Agreement (in the case of the initial Holder) or such other address as such Holder or any subsequent Holder of this Put Right Certificate may designate to Baxter or Nexell in writing, and if to Baxter or Nexell, delivered or mailed prepaid by registered or certified mail or prepaid overnight air courier, or by facsimile communication, in each case addressed to the recipient as follows:

     If to Baxter:  Baxter International Inc.
                    One Baxter Parkway
                    Deerfield, Illinois 60045
                    Attn:  Treasurer
                    Facsimile: (847) 948-4509

     With a copy to:
                    Attn:  General Counsel
                    Facsimile: (847) 948-2450

     If to Nexell:  Nexell Therapeutics Inc.
                    9 Parker
                    Irvine, California 92618-1605
                    Attn:  President
                    Facsimile:  (949) 470-6645

     With a copy to:
                    Bryan Cave LLP
                    120 Broadway, Suite 300
                    Santa Monica, California 90401-2305
                    Attn:  Thomas S. Loo
                    Facsimile: (310) 576-2200

or to such other address as Baxter or Nexell shall designate in writing to each other and to each Holder of Put Right Certificates; provided, however, that a notice by overnight air courier shall only be effective if delivered to a street address designated for such purpose, and a notice by facsimile communication shall only be effective if confirmed by transmission of a copy thereof by prepaid overnight air courier. Each notice, request, demand, approval or other communication which is sent in accordance with this Section 20 shall be deemed given and received for all purposes of this Put Right Certificate when actually received in writing by such party.

     Section 21. Successors and Assigns. This Put Right Certificate shall be binding upon and inure to the benefit of and be enforceable by Baxter, Nexell and the Holder and their respective successors and permitted assigns. Notwithstanding the foregoing, neither Baxter nor Nexell may assign any of its rights or obligations hereunder without the prior written consent of the Holder.

     Section 22. Severability. Should any part of this Put Right Certificate for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Put Right Certificate had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Put Right Certificate without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

     Section 23. Descriptive Headings. Titles to sections herein are for information purposes only and are not to be construed as part of the agreements between the parties hereto.

     Section 24. Counterparts. This Put Right Certificate may be executed in counterparts, all of which taken together shall constitute one and the same agreement.

     In Witness Whereof, Baxter and Nexell Therapeutics Inc. have executed this Put Right Certificate as of the date first set forth above.


                                 Baxter International Inc.


                                 By
                                    ------------------------------------
                                   Name:
                                         -------------------------------
                                   Title:
                                          ------------------------------


                                 Nexell Therapeutics Inc.


                                 By
                                    -------------------------------------
                                    Name:
                                          -------------------------------
                                    Title:
                                           ------------------------------

                          FORM OF ELECTION TO EXERCISE

To: Baxter International Inc.
[Address]

     The undersigned, _________________________________, pursuant to the provisions of the within Put Right Certificate, hereby elects to exercise ________ Put Rights and to cause Baxter International Inc. to purchase _____ shares of the Series B Preferred Stock of Nexell Therapeutics, Inc. pursuant to the attached Put Right Certificate.

     Payment of the Purchase Price in respect of the foregoing should be made as follows:



                                 Signature
                                           -------------------------------
                                 Address
                                           -------------------------------
Dated:

                                     Annex
                           (to Put Right Certificate)

                                  ASSIGNMENT

     For Value Received ___________________ hereby sells, assigns and transfers unto _______________________________________________________________ [name, and address of transferee] the within Put Right Certificate and the all rights, title and interest evidenced thereby and irrevocably constitutes and appoints __________________, attorney, to transfer such Put Right Certificate.



                                 Signature
                                           -------------------------
                                 Address
                                           -------------------------
Dated:



                                     Annex
                           (to Put Right Certificate)

                              Partial Assignment

     For Value Received ___________________ hereby sells, assigns and transfers unto _______________________________________________________________ [name, and address of transferee] ________ Put Rights evidenced by the within Put Right Certificate and the all rights, title and interest evidenced thereby and irrevocably constitutes and appoints __________________, attorney, to transfer such Put Rights.



                                 Signature
                                           ----------------------------
                                 Address
                                           ----------------------------
Dated:


                                     Annex
                           (to Put Right Certificate)